Exhibit 99.1

FINAL

FOR IMMEDIATE RELEASE

Investor Contacts:	Media Contacts:
Christopher Chai	John Bluth
Vice President, Treasury and Investor Relations	Senior Director, Corporate Communications
CV Therapeutics, Inc.	CV Therapeutics, Inc.
(650) 384-8560	(650) 384-8850

CV THERAPEUTICS ANNOUNCES PRICING OF CONCURRENT PUBLIC

OFFERINGS OF 7,300,000 SHARES OF COMMON STOCK AND $130 MILLION OF

CONVERTIBLE SENIOR SUBORDINATED NOTES

— Company Intends to Redeem All Outstanding Notes due 2007 —

PALO ALTO, Calif., June 29, 2005 – CV Therapeutics, Inc. (Nasdaq: CVTX) announced today that it has agreed to sell 7,300,000 shares of its common stock at a purchase price of $21.60 per share in a public offering. All of the shares are being offered by CV Therapeutics, Inc. The Company has granted the underwriters a 30-day option to purchase up to an additional 1,050,000 shares of common stock to cover over-allotments.

Concurrently with its agreement to sell common stock, the Company has agreed to sell $130 million aggregate principal amount of its 3.25% convertible senior subordinated notes due 2013 in a public offering. The Company has also granted the underwriters a 30-day option to purchase up to an additional $19.5 million of notes to cover over-allotments. The Company expects to close the transactions on or about July 1, 2005.

The Company may redeem all or a portion of the 3.25% notes at any time on or after August 20, 2010. The notes will be convertible by holders at any time on or prior to maturity into shares of the Company’s common stock at an initial conversion rate of 37.0370 shares of common stock per $1,000 principal amount of notes (subject to adjustment in certain circumstances), which represents an initial conversion price of approximately $27.00 per share.

The common stock offering and convertible note offering are separate public offerings by means of separate prospectus supplements, and the offerings are not contingent upon each other.

Lehman Brothers and Merrill Lynch & Co. acted as joint lead managers and joint bookrunners of each of the public offerings. Piper Jaffray, SG Cowen & Co., and First Albany Capital acted as co-managers of the common stock offering, and Citigroup and Deutsche Bank Securities acted as co-managers of the convertible note offering. Copies of the prospectus supplements can be obtained from Lehman Brothers’ prospectus department c/o ADP Integrated Financial Services, 1155 Long Island Avenue, Edgewood, NY 11717, or email monica_castillo@adp.com, or Merrill Lynch’s prospectus department at 4 World Financial Center, New York, NY 10080, (212) 449-1000. Information about these offerings is available in the prospectus supplements filed with the Securities and Exchange Commission.

CONFIDENTIAL

FINAL

The Company intends to redeem all of the outstanding $79.6 million principal amount of its 4.75% convertible subordinated notes due 2007. The Company will use approximately $13.2 million of the net proceeds from the convertible note offering to fund an escrow account to provide security for the first six scheduled interest payments on the notes. The Company intends to use the remaining net proceeds from the offerings for general corporate purposes, which may include funding research, development and product manufacturing, product development, including preclinical and clinical trials, preparation and filing of new drug applications and other marketing approval applications, product commercialization, increasing its working capital, reducing indebtedness, acquisitions or investments in businesses, products or technologies that are complementary to its own, and capital expenditures.

A registration statement relating to these securities has been filed with and declared effective by the Securities and Exchange Commission. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Except for the historical information contained herein, the matters set forth in this press release are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including early stage of development; regulatory review and approval of our products; the timing of clinical trials; the dependence on collaborative and licensing agreements; operating at a loss; commercialization of our products; and other risks detailed from time to time in CVT’s SEC reports, including its most recent Annual Report on Form 10-K and amended Form 10-K/A, and its most recent Quarterly Report on Form 10-Q. CVT disclaims any intent or obligation to update these forward-looking statements.

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CONFIDENTIAL